Exhibit 10

June 19, 2006

Joseph Swann
[Address]

Re:     Power Systems Sale Incentive Bonus

Joe,

As you know, Rockwell Automation, Inc. (“Rockwell Automation”) is considering the sale of its Power Systems business (“Power Systems”). We believe Power Systems has a strong future and you will have a key role in this process.

To encourage you to remain with Power Systems through the closing of the sale of Power Systems (the “Closing Date”) and to provide you with an additional incentive to continue to promote the best interests of Rockwell Automation and Power Systems, we are offering you an Incentive Bonus, subject to the terms and conditions described below.

I.     Incentive Bonus

        A.      Amount of Bonus.  The Incentive Bonus will range from $1 million to $6 million based on the proceeds of the sale of Power Systems received by Rockwell Automation, as determined in accordance with Exhibit A to this letter agreement. Notwithstanding the above, the CEO of Rockwell Automation may in his sole discretion adjust the amount of your Incentive Bonus downward by up to 50%, based upon his evaluation of your efforts and support of this process.

        B.      Time and Form of Payment of Bonus.  Any Incentive Bonus will be payable in a single lump sum, in cash, less all applicable tax withholdings and deductions, promptly following the Closing Date (and in any event within 2 1/2 months following the year in which the Closing Date occurs).

        C.      Bonus Contingent Upon Closing of Sale.  Payment of any Incentive Bonus is contingent upon the successful closing of the sale of Power Systems on or before June 30, 2007. This means that you will not receive an Incentive Bonus unless Power Systems is sold on or before June 30, 2007. If Rockwell Automation decides not to sell Power Systems, the CEO of Rockwell Automation may, in his sole discretion, recommend to the Compensation and Management Development Committee that you receive payment of an Incentive Bonus in such amount as he shall determine based upon his views of your contribution during the sale process.

        D.      Termination of Your Employment Before the Closing Date.  If before the Closing Date (1) you voluntarily terminate your employment for any reason, retire without mutual agreement or die, (2) your employment is terminated in connection with your long-term disability, or (3) Rockwell Automation terminates your employment for “cause”, you will not be entitled to any Incentive Bonus. For purposes of this letter agreement, “cause” means (i) your commission of an act of malfeasance, dishonesty, fraud, or breach of trust against Rockwell Automation or Power Systems or any of its employees, clients, or suppliers, (ii) your breach of any of your obligations under this letter agreement, or any other agreement between you and Rockwell Automation or Power Systems, (iii) your failure to comply with the written policies of Rockwell Automation or Power Systems; (iv) your failure, neglect, or refusal to perform your duties for Rockwell Automation or Power Systems, or to follow the lawful written directions of Rockwell Automation or Power Systems, (v) your conviction of, or plea of no contest to, any felony or any crime involving moral turpitude, (vi) any act or omission by you which is, or is reasonably likely to be, injurious to the financial condition or business reputation of Rockwell Automation or Power Systems, or which otherwise is injurious to employees, clients, or suppliers of Rockwell Automation or Power Systems, and (vii) your inability, as a result of repeated alcohol or drug use, to perform the duties and/or responsibilities of your position.

        E.      Impact on Other Bonuses and Benefits.  The Incentive Bonus will be in addition to your FY2006 ICP bonus. This bonus will not be included for pension, savings plan or deferred compensation purposes.

II.    Confidentiality

You agree to keep the terms and conditions of Exhibit A to this letter agreement confidential. Any breach of that confidentiality will cause you to forfeit any and all payments and benefits under this letter agreement.

III.   Other Important Information

        A.      Plan Interpretations.  Rockwell Automation has full and complete authority, in its sole and absolute discretion, (i) to construe, interpret and implement this letter agreement and any related document, including for example eligibility for and entitlement to benefits, and (ii) to make all determinations necessary or advisable in administering this letter agreement. The actions of Rockwell Automation on all matters relating to this letter agreement will be final, binding and conclusive on all parties.

        B.      Non-Assignability.  Except as otherwise determined by Rockwell Automation, you may not assign or transfer this letter agreement or any payments or benefits under this letter agreement.

        C.      No Right to Continued Employment. Nothing contained in this letter agreement gives you any right to continue in the employ or other service of Rockwell Automation or Reliance Electric. This letter agreement does not constitute any contract or limit in any way the right of Rockwell Automation or Power Systems to change your compensation or other benefits or to terminate your employment or other service with or without cause.

        D.      Counterparts.  This letter agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.

        E.      Governing Law.  This letter agreement and all actions taken under this letter agreement will be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflict of law principles thereof.

*    *    *

We believe that you are, and continue to be, a key player in the success of Power Systems and will be instrumental in the successful completion of this transaction. We hope that this arrangement provides you with a greater sense of security and motivation to conclude this transaction and continue to drive the growth and performance of Power Systems.

Regards,

ROCKWELL AUTOMATION, INC.

By:	/s/ Mary Jane Hall Mary Jane Hall Senior Vice President Human Resources

I accept the terms and conditions of this letter agreement:

/s/ Joseph D. Swann Joseph D. Swann	June 20, 2006 Date